EXHIBIT 99.1

FDA Selects HemoStyp® for CtQ Pilot Program

Henderson, Nevada – December 4, 2017 –United Health Products, Inc. (UHP) (OTC: UEEC), manufacturer and marketer of HemoStyp®, a patented hemostatic gauze for the healthcare and wound care sectors, today announced that it is proceeding with its application for HemoStyp under the FDA’s new and innovative CtQ Pilot Program. The FDA selected UHP’s HemoStyp as only one of nine participants for the program. UHP management has scheduled its first face-to-face meeting with FDA experts for January 17, 2018 to provide the agency with whatever information it needs to advance the application for premarket approval (PMA).

The FDA has stated that it intends to work collaboratively with pilot program participants during the review of their PMA submission to define characteristics of the device that are critical to product quality, and how these characteristics are controlled in design and manufacturing prior to the postmarket inspection. For pilot program participants, the FDA would forego conducting the standard PMA preapproval inspection, and a postmarket inspection focusing on the PMA applicant’s implementation of the critical to quality characteristics would be conducted instead.

The CtQ Pilot Program was created to identify products that have a chemical makeup of demonstrated safe interaction with the body –as evidenced by years of prior product usage and studies-- to be approved for Class III internal surgical use. The program’s intent is to allow products that have demonstrated repeated safe interaction to enter the market in a more efficient manner. This application will run simultaneously with the company’s prior Class II application for expanded indication. The market for 2017 internal surgical market for hemostatic products is estimated at in excess of seven billion dollars, and is expected to grow at 7.1% over the next few years, to reach more than $8.3 billion by 2022. (http://industryarc.com/Report/15189/hemostats-market.html)

Concurrent with its CtQ Pilot Program participation, UHP reaffirms that its current Class II application – Expanded Indication submission with the US FDA-- continues to progress, and is in an advanced stage of review

About Premarket Approval Application Critical to Quality (PMA CtQ) Pilot Program

Top-quality medical devices help the FDA better protect and promote public health. And one of the top priorities for FDA’s medical devices center is a focus on quality.

More specifically, the FDA is working with stakeholders—industry, health care providers, patients, payers, and investors—to build a strong Case for Quality.

This program allows the FDA to identify device manufacturers that consistently produce high-quality devices. By doing so, we can better focus our resources helping other manufacturers raise their level of quality. This program also helps the FDA identify and promote practices that support consistent quality manufacturing, and align our regulatory, enforcement, compliance approaches with those practices.

The FDA launched the Case for Quality in 2011 following an in-depth review of device quality data and feedback from both FDA and industry stakeholders. The FDA’s analysis flagged certain widespread or common manufacturing risks that impact product quality. The review also showed manufacturers that focus on and manage those risks often become more productive, receiving fewer complaints, needing to open fewer CAPAs and investigations, and having lower quality-related product costs than their competitors.

In simple terms, the review identified that an investment in quality has long-term payoffs.

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About United Health Products, Inc.

United Health Products (UHP) develops, manufactures, and markets patented hemostatic gauze for the healthcare and wound care sectors. The product, HemoStyp®, is derived from regenerated oxidized cellulose, which is all natural and designed to absorb exudate/drainage from superficial wounds and helps control bleeding. UHP is focused on identifying new markets and applications for its products, and expanding its current markets.

For more on United Health Products Inc. visit: www.unitedhealthproductsinc.com

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipates” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.

Company Contact:	IR Contact:
United Health Products, Inc.	PAN Consultants Ltd.
877-358-3444	Philippe Niemetz
212 -344 - 6464

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